Exhibit 99.1

N E W S R E L E A S E

Nasdaq Completes Acquisition of Adenza

NEW YORK, November 1, 2023 – Nasdaq today announced the completion of its acquisition of Adenza, a provider of mission-critical risk management, regulatory reporting, and capital markets software to the financial services industry, from Thoma Bravo, a leading software investment firm. The acquisition advances Nasdaq’s transformation, further expanding the company’s capabilities to support the world’s financial institutions with mission-critical solutions designed to manage risk and compliance, strengthen integrity, and enhance market and trading infrastructure.

“The acquisition of Adenza represents an important milestone in Nasdaq’s ongoing transformation, accelerating our vision to become the trusted fabric of the financial system,” said Adena Friedman, Chair and Chief Executive Officer, Nasdaq. “Nasdaq, with Adenza, is strongly positioned to deepen our strategic relationships with the world’s financial institutions. We are uniquely placed to help our clients navigate rapidly evolving changes in the capital markets and regulatory environment and address their most complex challenges across risk and crime management, compliance, and reporting.”

In addition to the strategic alignment between Nasdaq and Adenza, Adenza’s financial profile is highly attractive and is expected to enhance Nasdaq’s organic revenue growth rate and improve the company’s operating margins as the deal synergies are achieved. Nasdaq expects to realize $80 million of annual run-rate net expense synergies by the end of the second year following the acquisition and $100 million in revenue synergies over the long-term. Nasdaq remains committed to reaching its leverage targets of 4.0x within 18 months and ~3.3x within 36 months following the closing.

To maximize the benefits of the acquisition to clients, employees, and shareholders, Nasdaq has further evolved its corporate structure and will now be aligned across the following three divisions:

•	Capital Access Platforms, which remains unchanged and incorporates the company’s Data & Listings, Index, and Workflow & Insights businesses.

•	Market Services, which will include Nasdaq’s foundational North American and European Trading Services businesses.

•	Financial Technology, which will be comprised of two distinct units:

•	Capital Markets Technology, which will combine Nasdaq’s Marketplace Technology and Calypso’s Capital Markets solutions.

•	Regulatory Technology, which will include Nasdaq’s suite of Anti-Financial Crime solutions as well as AxiomSL’s Regulatory Technology solutions.

“Adenza has world-class products, a portfolio of mission-critical technology, an excellent leadership team, and a culture of innovation that aligns exceptionally well with Nasdaq,” said Tal Cohen, Co-President, Nasdaq. “We look forward to working together in the months to come, ensuring a successful integration, and aligning our go-to-market approach to position us to solve our customers’ most pressing operational challenges across capital markets, risk management, and regulatory compliance.”

In conjunction with the completion of the transaction, and in accordance with the terms of the transaction, Nasdaq has appointed Holden Spaht, a Managing Partner at Thoma Bravo, to serve as a member of Nasdaq’s Board of Directors, effective immediately. With Spaht’s appointment, the Board of Directors will be expanded to twelve members.

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“We see tremendous opportunity to further enhance Adenza’s strong growth profile and mission-critical product portfolio as part of Nasdaq’s global platform and trusted brand,” said Holden Spaht, a Managing Partner, Thoma Bravo and Nasdaq Board Director. “I am excited to join Nasdaq’s Board of Directors and look forward to working closely with Adena and the Board to help drive value for all shareholders. The acquisition of Adenza validates Nasdaq’s successful transformation into one of the most important software and technology companies across the global financial services ecosystem, and Thoma Bravo is excited to help support Nasdaq in its next chapter of growth.”

About Nasdaq:

Nasdaq (Nasdaq: NDAQ) is a leading global technology company serving corporate clients, investment managers, banks, brokers, and exchange operators as they navigate and interact with the global capital markets and the broader financial system. We aspire to deliver world-leading platforms that improve the liquidity, transparency, and integrity of the global economy. Our diverse offering of data, analytics, software, exchange capabilities, and client-centric services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions, and career opportunities, visit us on LinkedIn, on X @Nasdaq, or at www.nasdaq.com.

About Thoma Bravo

Thoma Bravo is one of the largest software investors in the world, with more than US$131 billion in assets under management as of June 30, 2023. Through its private equity, growth equity and credit strategies, the firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging Thoma Bravo’s deep sector expertise and strategic and operational capabilities, the firm collaborates with its portfolio companies to implement operating best practices and drive growth initiatives. Over the past 20 years, the firm has acquired or invested in more than 440 companies representing over US$250 billion in enterprise value (including control and non-control investments). The firm has offices in Chicago, London, Miami, New York and San Francisco. For more information, visit Thoma Bravo’s website at thomabravo.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking information related to Nasdaq and Adenza that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. When used in this communication, words such as “enables”, “intends”, “will”, “can”, “expected”, “enhances” and similar expressions and any other statements that are not historical facts are intended to identify forward-looking statements. Forward-looking statements in this press release include, among other things, statements about the potential benefits of Nasdaq’s completed acquisition of Adenza, Nasdaq’s plans, objectives, expectations and intentions and the financial condition, results of operations and business of Nasdaq or Adenza. Risks and uncertainties include, among other things, Nasdaq’s ability to successfully integrate Adenza’s operations; Nasdaq’s ability to implement its plans, forecasts and other expectations with respect to Adenza’s business and realize expected synergies; and the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period.

Further information on these and other risks and uncertainties relating to Nasdaq can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Nasdaq makes with the SEC from time to time, which are available at www.sec.gov. These documents are also available under the Investor Relations section of Nasdaq’s website at http://ir.nasdaq.com/investor-relations.

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The forward-looking statements included in this communication are made only as of the date hereof. Nasdaq disclaims any obligation to update these forward-looking statements, except as required by law.

Nasdaq Media Relations Contact:

Marleen Geerlof

+1.347.380.3520

marleen.geerlof@nasdaq.com

Nasdaq Investor Relations Contact:

Ato Garrett

+1.212.401.8737

ato.garrett@nasdaq.com